STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 12/22/1998
981495411 - 2982882

CERTIFICATE OF INCORPORATION
OF
DYNEGY ADMINISTRATIVE SERVICES COMPANY

1. The name of the corporation is

Dynegy Administrative Services Company

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of stock which the corporation shall have authority to issue is One Thousand Dollars (1,000) and the par value of each of the shares is One Dollar ($1.00) amounting in the aggregate to One Thousand Dollars ($1,000).

5A. The name and mailing address of the incorporator is as follows:

Name	Address
Charles H. Brownman	1000 Louisiana, Suite 5800 Houston, Texas 77002

5B. The name and mailing address of the person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and is qualified, is as follows:

Name	Address
C. L. Watson	1000 Louisiana, Suite 5800 Houston, Texas 77002
John C. Clarke	1000 Louisiana, Suite 5800 Houston, Texas 77002
Kenneth E. Randolph	1000 Louisiana, Suite 5800 Houston, Texas 77002

6. The corporation is to have perpetual existence.

7. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the bylaws of the corporation.

8. Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

9. The corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

10. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

The undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 22nd day of December, 1998.

Charles H. Brownman